Exhibit 99.1

Royal Bancshares Reports First Quarter Profit

Core Customer Growth Continues and Improves Profitability

NARBERTH, PA--(Marketwired - Apr 24, 2014) - Royal Bancshares of Pennsylvania, Inc. ("Company") (NASDAQ: RBPAA), parent company of Royal Bank America ("Royal Bank"), is pleased to report net income of $1.5 million and basic and diluted earnings per share of $0.06 for the three months ended March 31, 2014. This compares to net income of $118,000 and basic and diluted loss per share of $0.03 for the comparable period in 2013. Royal Bank recorded net income of $1.6 million for the first quarter of 2014 compared to net income of $203,000 for the comparable period in 2013.

Selected Company highlights for the first quarter of 2014, explained further below, included:

•	Noteworthy improvement in net income of $1.4 million from the comparable 2013 period.
•	Return on average assets and return on average equity increase to 0.8% and 12.0%, respectively.
•	Increase in net interest income of 15.8%.
•	Non-interest expense reduction of 13.3%.
•	New retail strategy launch improves deposit composition with checking and money market accounts growing $11.8 million.

Earnings Momentum and Retail Revitalization

The Company's Chief Executive Officer Kevin Tylus noted, "Today's announcement illustrates further progress of our multi-faceted strategic plan with the goal of consistent profitability. During 2013 we focused on repositioning Royal Bank by building a foundation for sustainable quality growth and earnings. A key strategy in 2014 is to refresh our retail products and branch network. During the first quarter of 2014, we reorganized our retail division to better serve our existing customers, develop our retail sales teams, and attain new customer relationships. We held a successful 50th anniversary campaign, offering a Kindle to new customers who met certain deposit account opening criteria. We have relocated our Villanova and Phoenixville branches and are in the process of relocating two additional branches to more convenient, high-traffic locations within similar markets. Our customers now have access to 55,000 ATMs nationwide from a new arrangement. Overall positive financial results have benefited from our rebranding and the ability to attract and retain commercial and consumer customers."

First quarter 2014 results and continued overall expense reduction

The $1.4 million improvement in net income for the first quarter of 2014 from the same period in 2013 was mainly related to the following items:

•	Net interest income grew $754,000 or 15.8%.
•	Salaries and benefits declined $409,000 or 14.7%.
•	Credit related expenses decreased $280,000, or 46.3%.
•	The total level of non-performing assets declined from $30.8 million at March 31, 2013 to $18.7 million at March 31, 2014.
•	Credit for loan and lease losses increased $388,000 due to the continued improvement in loan credit quality.

The rise in net income occurred in spite of $676,000 fewer gains on the sale of Company owned real estate, which occurred in 2013 and a $71,000 increase in marketing and advertising expenses to promote our new and enhanced products and services. The harsh winter conditions in our markets impacted occupancy and equipment expenses, which increased $60,000, quarter-over-quarter. The Company's leasing subsidiary positively contributed to the first quarter financial results.

Loans and leases held for investment at March 31, 2014 totaled $358.7 million compared to $366.5 million at December 31, 2013. The $7.8 million decline in loans was directly impacted by an approximate $7.0 million improvement in classified loans due to payoffs and pay downs coupled with payoffs of out of market loans. The commercial loan pipeline continues to strengthen. Investment securities available for sale slightly increased $3.5 million while total cash and cash equivalents grew $7.0 million from the levels at December 31, 2013. Total deposits rose $3.6 million from $529.0 million at December 31, 2013 to $532.6 million at March 31, 2014. The growth in deposits was primarily related to the 50th anniversary retail campaign targeting new households with the aim to improve the deposit product composition. Checking and money market accounts increased $11.8 million while certificates of deposit declined $9.0 million.

Net Interest Margin

For the first quarter of 2014, the net interest margin of 3.24% grew 51 basis points from the comparable quarter of 2013 and 12 basis points from the quarter ended December 31, 2013. Net interest income increased $754,000 from the first quarter of 2013. The growth was primarily attributed to an increase in the interest income earned on investments coupled with a reduction in interest expense. Despite a $29.1 million decline in average interest-earning assets quarter over quarter, the average yield on such assets was enhanced 34 basis points to 4.20%. Contributing to the increase in yield were non-recurring loan fees of approximately $130,000. Average loans increased $13.6 million while average investments declined $22.6 million. The $22.8 million decrease in average interest-bearing liabilities for the first quarter of 2014 from the comparable quarter in 2013 was accompanied by a 19 basis point reduction in average rates. Average interest-bearing deposits decreased $19.0 million while average borrowings declined $3.8 million. For the first quarter of 2014, the average rate paid on interest-bearing liabilities was 1.11% compared to 1.30% for the 2013 comparable quarter.

Asset quality continues improvement

Improved loan credit quality led to an increase in the credit for loan and lease losses of $388,000 and a reduction in credit quality expenses of $280,000 when compared to the first quarter of 2013. Classified loans declined nearly $7.0 million due to pay downs and payoffs. Additionally, professional and legal fees declined $57,000 from the first quarter of 2013. Non-performing assets were $18.7 million, $19.8 million and $30.8 million at March 31, 2014, December 31, 2013, and March 31, 2013, respectively.

Private placement and shareholder rights offering

The Company received regulatory approval to bid to purchase shares of the Company's Fixed Rate Cumulative Perpetual Preferred Stock, Series A ("preferred stock") issued in 2009 to the United States Department of the Treasury under the TARP program in an auction of such shares to be conducted by the Treasury. The Company expects the auction to occur in the second quarter of 2014. If the Company is successful in purchasing shares of the preferred stock then a shareholder rights offering will be offered to existing shareholders. Both actions received shareholder approval in 2013.

Strengthening the team

During the quarter, five highly experienced industry veterans joined the Company. These included two commercial relationship managers, two retails sales managers and the head of sales and product training. Their collective experience spans community and regional banks. The hiring of these individuals was funded through the rightsizing of the organization and is fully integrated into the Company's budget.

About Royal Bancshares of Pennsylvania, Inc.

Royal Bancshares of Pennsylvania, Inc., headquartered in Narberth, Pennsylvania, is the parent company of Royal Bank America, which for the past 50 years has played a lead role in the growth and development of our region by empowering small businesses, entrepreneurs and individuals to achieve their financial goals and enrich our communities. More information on Royal Bancshares of Pennsylvania, Inc., Royal Bank America and its subsidiaries can be found at www.royalbankamerica.com.

Forward-Looking Statements

The foregoing material may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties, and actual results could differ materially; therefore, readers should not place undue reliance on any forward-looking statements. Royal Bancshares of Pennsylvania, Inc. does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. For a discussion of the factors that could cause actual results to differ from the results discussed in any such forward-looking statements, see the filings made by Royal Bancshares of Pennsylvania, Inc. with the Securities and Exchange Commission, including its Annual Report - Form 10-K for the year ended December 31, 2013.

ROYAL BANCSHARES OF PENNSYLVANIA, INC.
CONDENSED INCOME STATEMENT -unaudited

	Three months ended Mar. 31st
(in thousands, except per share data)	2014	2013
Interest Income	$7,151	$6,752
Interest Expense	1,625	1,980
Net Interest Income	5,526	4,772
Credit for Loan and Lease Losses	(639)	(251)
Net Interest Income after Provision	6,165	5,023
Non Interest Income	772	1,408
Non Interest Expense	5,322	6,140
Income Before Taxes	1,615	291
Income Taxes	-	-
Net Income	1,615	291
Less Net Income Attributable to Noncontrolling Interest	117	173
Net Income Attributable to Royal Bancshares	$1,498	$118
Less Preferred Stock Series A Accumulated Dividend and Accretion	$664	$515
Net Income (Loss) Available to Common Shareholders	$834	$(397)
Income (Loss) per Common Share – Basic and Diluted	$0.06	$(0.03)

SELECTED RATIOS:

	Three months ended Mar. 31st
	2014	2013
Return on Average Assets	0.8%	0.1%
Return on Average Equity	12.0%	0.9%
Average Equity to Assets	6.9%	7.1%
Book Value Per Share	$1.57	$1.49

Capital ratios (US GAAP):	At Mar 31, 2014	At Dec 31, 2013
Royal Bank Tier I Leverage	9.9%	9.8%
Royal Bank Total Risk Based Capital	17.0%	16.6%
Company Tier I Leverage	10.0%	9.9%
Company Total Risk Based Capital	18.6%	18.2%

CONDENSED BALANCE SHEET - unaudited

(in thousands)	At Mar 31, 2014	At Dec 31, 2013

Cash and Cash Equivalents	$23,890	$16,844
Investment Securities	318,466	315,181
Loans and leases held for sale ("LHFS")	-	1,446
Loans and Leases
Commercial real estate	161,987	160,030
Construction and land development	45,751	45,261
Commercial and industrial	68,664	79,589
Residential real estate	26,465	25,535
Leases	43,644	42,524
Tax certificates	11,182	12,716
Other	965	826
Loans and Leases	358,658	366,481
Allowance for loan and lease losses	(11,866)	(13,671)
Loans and Leases (net)	346,792	352,810
Premises and Equipment (net)	4,594	4,475
Other Real Estate Owned (net)	9,368	9,617
Accrued Interest receivable	6,675	7,054
Other Assets	24,625	24,827
Total Assets	$734,410	$732,254

Deposits	532,632	528,964
Borrowings	102,767	107,881
Other Liabilities	21,632	21,830
Subordinated debentures	25,774	25,774
Royal Bancshares Shareholders’ Equity	51,270	47,534
Noncontrolling Interest	335	271
Total Equity	51,605	47,805
Total Liabilities and Equity	$734,410	$732,254

NET INTEREST INCOME AND MARGIN

	For the three months ended			For the three months ended
	March 31, 2014			March 31, 2013
(In thousands, except percentages)	Average Balance	Interest	Yield	Average Balance	Interest	Yield
Cash equivalents	$6,393	$5	0.32%	$15,508	$7	0.18%
Investment securities	318,171	1,922	2.45%	340,806	1,284	1.53%
Loans	366,166	5,224	5.79%	352,541	5,461	6.28%
Total interest-earning assets	690,730	7,151	4.20%	708,855	6,752	3.86%
Non-earning assets	42,625			48,790
Total average assets	$733,355			$757,645
Interest-bearing deposits
NOW and money markets	$210,233	167	0.32%	$220,813	162	0.30%
Savings	17,874	9	0.20%	17,581	9	0.21%
Time deposits	236,598	737	1.26%	245,267	902	1.49%
Total interest-bearing deposits	464,705	913	0.80%	483,661	1,073	0.90%
Borrowings	130,245	712	2.22%	134,064	907	2.74%
Total interest-bearing liabilities	594,950	1,625	1.11%	617,725	1,980	1.30%
Non-interest bearing deposits	63,913			58,373
Other liabilities	23,750			27,757
Shareholders' equity	50,742			53,790
Total average liabilities and equity	$733,355			$757,645
Net interest margin		$5,526	3.24%		$4,772	2.73%